Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Resolves Investigations Into Precious Metals and U.S. Treasuries Markets

New York, September 29, 2020 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that the firm has entered into agreements with the U.S. Department of Justice (DOJ), the U.S. Commodity Futures Trading Commission (CFTC) and the U.S. Securities & Exchange Commission (SEC) to resolve investigations into historical trading practices by former employees in the precious metals and U.S. treasuries markets, and related conduct between 2008 and 2016.

“The conduct of the individuals referenced in today’s resolutions is unacceptable and they are no longer with the firm,” said Daniel Pinto, co-President of JPMorgan Chase and CEO of the Corporate & Investment Bank. “We appreciate that the considerable resources we’ve dedicated to internal controls was recognized by the DOJ, including enhancements to compliance policies, surveillance systems and training programs.”

In connection with the agreements, the firm will pay a total of approximately $920 million and has entered into a deferred prosecution agreement (DPA) with the DOJ. The DPA will expire after three years so long as the firm and its subsidiaries, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, fully comply with their respective obligations under the DPA.

The firm does not expect any disruption of service to clients as a result of these resolutions.

Today’s agreements fully resolve investigations by the DOJ, CFTC and SEC facing the firm on these matters.

Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.2 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438